Exhibit 5.3
CONSENT OF BORDEN LADNER GERVAIS LLP
February 26, 2009
We hereby consent to the references to our name contained under the headings “Certain Canadian Federal Income Tax Considerations” and “Legal Matters” in the prospectus included in the Registration Statement on Form F-10 (File No. 333-157385) and the amendments thereto relating to the public offering of common shares of Cameco Corporation. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.
Sincerely,
/s/  Borden Ladner Gervais LLP

Borden Ladner Gervais LLP